EXHIBIT 99.1

                                           INDEX TO FINANCIAL STATEMENTS

                                                                                                          Page
                                                                                                         Number
                                                                                                         ------
N.V. TELEKABEL BEHEER
      Report of Independent Accountants.............................................................       1
      Consolidated Balance Sheets as of December 31, 1996 and 1997..................................       2
      Consolidated Statements of Operations from August 22, 1995 (date of incorporation) until
         December 31, 1995 and for the Years Ended December 31, 1996 and 1997.......................       3
      Consolidated Statements of Cash Flows from August 22, 1995 (date of incorporation) until
         December 31, 1995 and for the Years Ended December 31, 1996 and 1997.......................       4
      Consolidated Statement of Changes in Shareholder's Equity from August 22, 1995 (date of incorporation) until December 31, 1995 and for the Years Ended December 31, 1996
         and 1997...................................................................................       5
      Notes to Consolidated Financial Statements....................................................       6
      Condensed Consolidated Balance Sheet as of September 30, 1998 (Unaudited).....................      16
      Condensed Consolidated Statements of Operations for the Nine Months Ended September
         30, 1997 and 1998 (Unaudited)..............................................................      17
      Condensed Consolidated Statements of Cash Flows for the Nine Months Ended
         September 30, 1997 and 1998 (Unaudited)....................................................      18
      Notes to Condensed Consolidated Financial Statements..........................................      19
Pro Forma Selected Consolidated Financial Data......................................................      21


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of N.V. TeleKabel Beheer

     We have audited the accompanying consolidated balance sheets of N.V. TeleKabel Beheer, ("TeleKabel" or the "Company"), as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholder's equity and cash flows for the period from August 22, 1995 (date of incorporation) until December 31, 1995 and the years ended December 31, 1996 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of N.V. TeleKabel Beheer as of December 31, 1996 and December 31, 1997 and the results of its operations and its cash flows for the period from August 22, 1995 (date of incorporation) until December 31, 1995 and the years ended December 31, 1996 and 1997 in conformity with accounting principles generally accepted in The Netherlands.

     Accounting principles generally accepted in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States of America. The application of the latter would have affected the determination of consolidated results for each of the two years in the period ended December 31, 1997 and shareholders' equity as of December 31, 1996 and 1997 to the extent summarized in note 15 to the consolidated financial statements.

                                        PricewaterhouseCoopers N.V.

Arnhem, The Netherlands,
September 11, 1998, except for Note 14, for which the date is January 14, 1999

                              N.V. TELEKABEL BEHEER

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1997
             (in thousands of Dutch guilders, except per share data)

                                                                 December 31,
                                                               ----------------
                                                        Note    1996     1997
                                                        ----   -------  -------

ASSETS
Current assets:
Cash and cash equivalents..............................            --    17,465
Subscriber receivables, net............................   4      5,184    9,608
Related party receivables..............................         30,639    6,949
Other receivables......................................   5     10,804   13,521
Inventory..............................................          2,635    3,830
Investments............................................   6      1,577   16,413
                                                               -------  -------
Total current assets...................................         50,839   67,786
Tangible fixed assets, net.............................   7    396,997  553,499
Intangible assets, net.................................   8    187,980  194,562
Long term investments..................................   6      4,200    1,222
                                                               -------  -------
  Total assets.........................................        640,016  817,069
                                                               =======  =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Accounts payable.......................................         13,844   28,989
Payable to banks.......................................         42,916   18,884
Deferred income........................................   9      4,220    6,341
Short-term debt payable to shareholder.................  10    254,646  500,691
Other payables and accrued expenses....................         77,518   11,901
                                                               -------  -------
  Total current liabilities............................        393,144  566,806
                                                        ===    =======  =======
Minority interest in subsidiaries......................  11      1,820    2,321
Commitments and contingencies..........................  12         --       --
Shareholder's equity:
Common stock, NLG 10 par value, 100,000 shares
 authorized and issued.................................          1,000    1,000
Additional paid-in capital.............................        251,354  251,354
Accumulated deficit....................................         (7,302)  (4,412)
                                                        ---    -------  -------
  Total shareholder's equity...........................        245,052  247,942
                                                        ---    -------  -------
    Total liabilities and shareholder's equity.........        640,016  817,069
                                                        ===    =======  =======


  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

                     CONSOLIDATED STATEMENTS OF OPERATIONS
    from August 22, 1995 (date of incorporation) until December 31, 1995 and the years ended December 31, 1996 and 1997
                        (in thousands of Dutch guilders)


                                                4 months and
                                                9 days period    Years ended
                                                   ended         December 31,
                                                December 31,   ----------------
                                                    1995        1996     1997
                                                -------------  -------  -------

Service and other revenue......................     3,656      113,917  137,167
Operating expenses:
Purchases relating to sales....................    (1,041)     (14,515) (18,615)
Personnel expenses.............................      (442)     (14,366) (18,034)
Depreciation and amortization..................    (1,440)     (22,195) (31,418)
Other operating expenses.......................    (2,361)     (39,995) (41,705)
                                                   ------      -------  -------
Net operating (loss) income....................    (1,628)      22,846   27,395
Equity results in associates...................        --       (1,033)   1,022
Interest expense, related party................      (757)     (14,134) (26,210)
Other income/(expense), net....................        --      (12,875)      --
                                                   ------      -------  -------
Income/(loss) before and after income taxes....    (2,385)      (5,196)   2,207
Minority interests in subsidiaries.............        --          279      683
                                                   ------      -------  -------
Net income/(loss)..............................    (2,385)      (4,917)   2,890
                                                   ======      =======  =======




  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
    from August 22, 1995 (date of incorporation) until December 31, 1995 and the years ended December 31, 1996 and 1997
                        (in thousands of Dutch guilders)


                                           4 months and 9       Years ended
                                          days period ended     December 31,
                                            December 31,     ------------------
                                                1995           1996      1997
                                          -----------------  --------  --------

Cash flows from operating activities:
Net income/(loss).......................       (2,385)         (4,917)    2,890
Adjustments to reconcile net loss to net
 cash flows from operating activities:
Depreciation and amortization...........        1,440          22,195    31,418
Share in results of affiliated
 companies..............................           --           1,033    (1,022)
Provision for doubtfull accounts
 receivable.............................           --             458       559
Write off of investment in unlisted
 securities.............................           --           8,915        --
Minority interests in subsidiaries......           --            (279)     (683)
Changes in operating assets and
 liabilities:
(Increase)/decrease in receivables......       (2,376)        (43,840)   15,990
Increase in inventories.................           --          (2,635)   (1,195)
Increase in other current liabilities...       (5,749)         10,536    (9,583)
                                               ------        --------  --------
Net cash flows from operating
 activities.............................       (9,070)         (8,534)   38,374
                                               ------        --------  --------
Cash flows from investing activities:
Purchase of unlisted securities.........         (900)         (9,592)      (49)
Investment in affiliated companies......          --           (5,233)     (787)
Capital expenditures....................       (2,802)       (215,767) (266,118)
New acquisitions, net of cash acquired..       (2,948)             --        --
                                               ------        --------  --------
Net cash flows from investing
 activities.............................       (6,650)       (230,592) (266,954)
                                               ------        --------  --------
Cash flows from financing activities:
Proceeds from short-term debt to parent
 company................................       16,498         238,148   246,045
Capital contribution....................          200              --        --
                                               ------        --------  --------
Net cash flows from financing
 activities.............................       16,698         238,148   246,045
                                               ------        --------  --------
Net increase (decrease) in cash and cash
 equivalents............................          978            (978)   17,465
Cash and cash equivalents at beginning
 of period..............................           --             978        --
                                               ------        --------  --------
Cash and cash equivalents at end of
 period.................................          978              --    17,465
                                               ======        ========  ========
Significant non-cash investment and
 financing activities:
Contribution in kind of cable networks
 by parent company......................           --         252,154        --
Deferral of payment for acquisition of
 CAI Zoetermeer.........................           --          62,800        --


   The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
              for the years ended December 31, 1997, 1996 and 1995
                        (in thousands of Dutch guilders)


                                            Issued and
                                            fully paid  Share   Other
                                             capital   premium reserves  Total
                                            ---------- ------- -------- -------

Balance as of December 31, 1995............     200         --  (2,385)  (2,185)
Capital contribution.......................     800    251,354      --  252,154
Net loss...................................      --         --   4,917)  (4,917)
                                              -----    -------  ------  -------
Balance as of December 31, 1996............   1,000    251,354  (7,302) 245,052
Net income.................................      --         --   2,890    2,890
                                              -----    -------  ------  -------
Balance as of December 31, 1997............   1,000    251,354  (4,412) 247,942
                                              =====    =======  ======  =======





  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (in thousands of Dutch guilders)

1.   ORGANIZATION AND NATURE OF OPERATIONS

     N.V. TeleKabel Beheer and its subsidiaries (TeleKabel or the Company) of Arnhem was a wholly owned subsidiary of the N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland (NUON), a local government owned company. NUON's main activity is the provision of energy to the provinces of Gelderland, Friesland en Flevoland.

     TeleKabel was incorporated in The Netherlands by NUON on August 22, 1995. Effective January 1, 1996, NUON contributed all of its cable television networks to the Company in exchange for its equity interest in the Company. TeleKabel and its subsidiaries main activities comprise investments in and management of cable television network and related infrastructures, as well as developing and rendering information, communication and transaction services.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in The Netherlands ("Dutch GAAP"). The consolidated financial statements are prepared under the historical cost convention. The preparation of financial statements in conformity with Dutch GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     Subsidiary undertakings, which are those companies in which the Company, directly or indirectly, has an interest of more than one half of the voting rights or otherwise has power to exercise control over the operations, have been consolidated. Subsidiaries are consolidated from the date on which effective interest is transferred to the Company and are no longer consolidated from the date of disposal. All intercompany transactions, balances and unrealised surpluses and deficits on transactions between group companies have been eliminated. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Company. Separate disclosure is made of minority interests.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


     The following subsidiaries are included in the consolidation as of December 31, 1997. The subsidiaries are wholly-owned, unless indicated otherwise.

    N.V. TeleKabel (1).......................................... Arnhem
    Kabelexploitatie Maatschappij Rijnland B.V. (52.5%)......... Alphen a/d Rijn
    TeleKabel Omroep Facilitair Bedrijf B.V..................... Arnhem
    Maxinetwerken B.V. ......................................... Ede
    TeleKabel Zoetermeer B.V. .................................. Zoetermeer
    CAI Over-Betuwe B.V. (1)(2)................................. Utrecht
    CAI Heteren B.V. (1)(2)..................................... Heteren
    CAI Gendt B.V. (1)(2)....................................... Gendt
    CAI Elst B.V. (1)(2)........................................ Elst
    CAI Bemmel B.V. (1)(2)...................................... Bemmel
    CAI Valburg B.V. (1)(2)..................................... Andelst
    CAI Wageningen B.V. (1)(2).................................. Wageningen
    Kabelexploitatiemaatschappij CAI Renkum B.V. (1)(2)......... Utrecht
    CAI-NKM Nijmegen B.V. (1)(2)................................ Nijmegen
    CAI Midden-Betuwe B.V. (1)(2)............................... Veenendaal

---------

(1) Statements of joint and several liability pursuant to Article 403, Book 2 of the Dutch Civil Code were issued for these companies.
(2) Cable Networks were acquired through an exchange transaction with Casema as described in note 3.

CASH AND CASH EQUIVALENTS

     For the purposes of the cash flow statement, cash and cash equivalents comprise cash in hand, deposits held at call with banks, and investments in money market instruments.

INVESTMENTS IN AFFILIATED COMPANIES

     Investments in affiliated companies are accounted for by the equity method of accounting. These are investments in which the Company has between 20% and 50% of the voting rights, and over which the Company exercises significant influence, unless such influence is temporary, in which case the investment is recorded at cost. Provisions are recorded for long-term impairment in value.

     Equity accounting involves recognizing in the income statement the Company's share of the affiliate's profit or loss for the year. The Company's interest in the affiliate is carried in the balance sheet at an amount that reflects its share of the fair value of the net assets of the affiliate. The excess of the consideration over the Company's share of fair value of the affiliate's net assets is recorded as goodwill and amortized over its expected useful life.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Additions, replacements and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed by incorporate interest charges incurred during the period of construction, and investment subsidies are deducted. Depreciation is calculated using the annuity or straight line method over the economic life of the asset, taking into account the residual value. The annuity method is a compounded interest method whereby the depreciation is calculated based on the assumption that depreciation plus the normal cost of capital to finance the assets are

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)

constant over the life of the assets. This results in lower depreciation charges in the earlier years of the assets life and higher charges in the later years. Upon disconnection of a subscriber, the remaining book value of the subscriber equipment, excluding converters which are recovered upon disconnection, and the capitalized labor are written off and accounted for as an operating cost.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill is the excess of investments in consolidated subsidiaries and affiliated companies over the fair value of the net tangible fixed asset value at acquisition and is amortized on a straight line basis over its expected usefull life.

RECOVERABILITY OF TANGIBLE AND INTANGIBLE ASSETS

     The Company evaluates the carrying value of all tangible and intangible fixed assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

REVENUE RECOGNITION

     Revenue is primarily derived from the sale of cable television services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, with any excess costs deferred and amortized over the average subscriber period. To the extent installation fees exceed direct selling costs, the excess fees would be deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections are recognized in the period in which the reconnection occurs.

INCOME TAXES

     The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are only recorded if management believes it is more likely than not they will be realized.

3.   SIGNIFICANT ACQUISITIONS AND DIVESTITURES

     During October of 1995 the Company acquired a 72.5% interest in Kabelexploitatie Maatschappij Rijnland B.V. ("KMR"). The total cash consideration, for this acquisition amounted to NLG 4,950. The excess of the total consideration over the fair value of the net assets acquired was allocated to goodwill.

     Effective January 1, 1996 NUON contributed its cable networks with a book value of approximately NLG 248,550 to TeleKabel. These cable networks were recorded in TeleKabel at their book values, in exchange for additional paid in capital by NUON.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


     Effective January 1, 1996 NUON contributed its shares in N.V. TeleKabel Friesland to TeleKabel in exchange for 80,000 shares of TeleKabel. The contribution was recorded at its book value recorded in NUON amounting to NLG 3,604.

     In April of 1997 the Company entered into an agreement with Casema to exchange its cable network interest in TeleKabel Oosterhout B.V., TeleKabel De Bilt-Bilthoven B.V., TeleKabel Zoetermeer B.V. and Kabelexploitatie Maatschappij Rijnland B.V. for 100% of the shares of CAI-OverBetuwe B.V., CAI- Bemmel B.V., CAI-Elst B.V., CAI-Gendt B.V., CAI-Heteren B.V., CAI-Valburg B.V., CAI-Midden-Betuwe B.V., Kabelexploitatie Maatschappij CAI-Renkum B.V., CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-NKM-Nijmegen B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wageningen B.V., CAI-Wychen B.V., CAI-Dodewaard B.V and cable network assets in the cities of Dronten and Lelystad.

     The exchange of cable networks was based on the number of subscriber connections exchanged, measured as of January 1, 1997. Casema and TeleKabel agreed that a compensation of NLG 1,200 per subscriber will be paid for any differences in the number of subscribers exchanged.

     Additionally the agreement specified that TeleKabel was to acquire CAI-Almere B.V. for a consideration of NLG 1,500 per subscriber, based on the number of subscribers at the date of the share transfer. This acquisition was not consummated before December 31, 1997.

     The transaction with Casema was originally scheduled to be completed as of December 31, 1997. As of December 31, 1997, TeleKabel transferred its interest in TeleKabel Oosterhout B.V., TeleKabel De Bilt-Bilthoven B.V. and 47.5% of its interest in Kabelexploitatie Maatschappij Rijnland B.V. to Casema and received the interest in the cable networks specified in note 2. Refer to note 14 for the transfer of the remaining cable networks.

     The acquired cable networks were recorded in the books of the Company at fair value of the cable networks at the date of the exchange.

     Effective September 1997 the Company acquired the cable network from the city of Arnhem and Casema for a total consideration of approximately NLG 84,000, the difference between the consideration and the fair value of the assets, which approximated NLG 46,000, was recorded as goodwill.

4.   SUBSCRIBER RECEIVABLES

     Subscriber receivables are stated net of an allowance for doubtful accounts of NLG 1,017 and NLG 458 as of December 31, 1997 and 1996, respectively.

5.  OTHER RECEIVABLES

    Other receivables can be specified as follows:

                                                             As of December 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------

   Prepayments and accrued income...........................   7,926       877
   Taxes and social security premiums.......................   1,771        --
   Other receivables........................................   1,107    12,644
                                                              ------    ------
                                                              10,804    13,521
                                                              ======    ======

                             N.V. TELEKABEL BEHEER

                       (in thousands of Dutch guilders)

     Other receivables as of December 31, 1997 include an amount of NLG 10,560, relating to the Casema transaction.

6.   INVESTMENTS IN AFFILIATED COMPANIES AND UNLISTED SECURITIES

     Movements in investments in and advances to affiliated companies can be summarized as follows:

                                                 Affiliated   Unlisted
                                                 companies   securities  Total
                                                 ----------  ----------  ------

   Book value as of January 1, 1996.............       --         900       900
     Additions..................................    5,233      10,492    15,725
     Write off of investment in unlisted
      securities................................       --      (8,915)   (8,915)
     Share in income of affiliated companies....   (1,033)          0    (1,033)
     Other......................................       --        (900)     (900)
                                                   ------      ------    ------
   Book value as of December 31, 1996...........    4,200       1,577     5,777
     Additions..................................       --          49        49
     Share in income affiliated companies.......    1,022          --     1,022
     Other......................................       --         787       787
     Reclassification...........................   (4,000)     14,000    10,000
                                                   ------      ------    ------
   Book value as of December 31, 1997...........    1,222      16,413    17,635
                                                   ======      ======    ======

     As of December 31, 1996 investment in affiliated companies relate to a 33.3% interest in Interway Holding B.V. and a 30% interest in Euronet Internet B.V. During 1997 the investment in Euronet Internet B.V. was reclassified to unlisted securities, because this investment was considered as temporary. The reclassification in 1997 includes the net book value of Euronet Internet B.V. of NLG 4,000 and the unamortized goodwill of NLG 10,000. (see note 8).

     The write off of investment in unlisted securities in 1996 mainly relates to the write off of the company's investment in Sport 7, a television channel that closed its operation in December of 1996.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)

7. PROPERTY, PLANT AND EQUIPMENT

   Tangible fixed assets can be summarized as follows:


                                                  Other
                               Land &    Cable    fixed   Assets under
                              buildings Networks  assets  construction   Total
                              --------- --------  ------  ------------  -------

   Year ended December 31,
    1996
   Net book value as of
    January 1, 1996.........      --     60,011      378         --      60,389
   Additions................   2,467    332,341    3,291     13,130     351,229
   Disposals................      --       (680)      --         --        (680)
   Depreciation.............    (279)   (12,969)    (693)        --     (13,941)
                               -----    -------   ------    -------     -------
   Net book value as of
    December 31, 1996.......   2,188    378,703    2,976     13,130     396,997
                               =====    =======   ======    =======     =======
   Balance as of December
    31, 1996
   Historical cost..........   2,467    391,672    3,669     13,130     410,938
   Accumulated
    depreciation............    (279)   (12,969)    (693)        --     (13,941)
                               -----    -------   ------    -------     -------
   Net book value...........   2,188    378,703    2,976     13,130     396,997
                               =====    =======   ======    =======     =======
   Year ended December 31,
    1997
   Net book value as of
    January 1, 1997.........   2,188    378,703    2,976     13,130     396,997
   Additions................   4,438    159,601   12,768     36,748     213,555
   Disposals................      --    (26,157)      --    (13,130)    (39,287)
   Depreciation.............    (389)   (15,359)  (2,018)        --     (17,766)
                               -----    -------   ------    -------     -------
   Net book value as of
    December 31, 1997.......   6,237    496,788   13,726     36,748     553,499
                               =====    =======   ======    =======     =======
   Balance as of December
    31, 1997
   Historical cost..........   6,905    525,454   16,437     36,748     585,544
   Accumulated
    depreciation............    (668)   (28,666)  (2,711)        --     (32,045)
                               -----    -------   ------    -------     -------
   Net book value...........   6,237    496,788   13,726     36,748     553,499
                               =====    =======   ======    =======     =======


   Estimated useful lives and the depreciation method used for tangible fixed assets are as follows:

                                                        Useful
                                                         life     Depreciation
                                                        (years)   Methodology
                                                        -------   ------------

   Land and buildings..................................    40     Straight line
   Cable networks:
     Active parts (25%)................................     7     Annuity method
     Passive parts (75%)...............................    20     Annuity method
   Other fixed assets..................................   3-5     Straight line


     During 1995, 1996 and 1997, TeleKabel acquired, exchanged and received cable networks as a capital contribution from NUON (see note 3). The Company analyzed the value of its complete network in order to record its cable networks on a consistent basis under fixed assets. All cable network connections were analysed on a cost per connection basis and compared to the current cost of a technologically up to date connection. All connections were valued at the cost of establishing a new and technologically up to date connection, minus the cost to upgrade the existing connection to the most current technology, referred to the "current replacement value". The net difference between the book value and the current replacement value was reclassified to intangible fixed assets, with similar useful lives.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


8.  INTANGIBLE FIXED ASSETS

    Intangible fixed assets movements and balances can be summarized as follows:

    Year ended December 31, 1996
    Net book value as of January 1, 1996...............................  16,065
    Additions.......................................................... 180,169
    Amortization.......................................................  (8,254)
                                                                        -------
    Book value as of December 31, 1996................................. 187,980
                                                                        =======
    Balance as of December 31, 1996
    Historical cost.................................................... 196,234
    Accumulated amortization...........................................  (8,254)
                                                                        -------
    Net book value..................................................... 187,980
                                                                        =======
    Year ended December 31, 1997
    Book value as of January 1, 1997................................... 187,980
    Additions..........................................................  49,057
    Reclassification................................................... (10,000)
    Disposals.......................................................... (18,823)
    Amortization....................................................... (13,652)
                                                                        -------
    Net book value as of December 31, 1997............................. 194,562
                                                                        =======
    Balance as of December 31, 1997
    Historical cost.................................................... 216,444
    Accumulated amortization........................................... (21,882)
                                                                        -------
    Net book value..................................................... 194,562
                                                                        =======


     As described in Note 2 TeleKabel has recorded any differences between the "current replacement value" of the tangible fixed assets and the book value of the cable networks on the date of acquisition, contribution or exchange as goodwill. Such goodwill is amortized on a straight line basis over the estimated useful life of the cable network (15 years). Goodwill paid on the acquisition of other types of businesses is amortized over 5-10 years depending on the nature of the business. The reclassification of goodwill in 1997 relates to the reclassification of Euronet Internet B.V. from an equity investment to investment recorded at cost (see note 6).

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


9.   DEFERRED INCOME

     Deferred income relates to connection fees charged to customers in excess of the normal cost of creating a connection. Deferred income is released to income over the expected life of the cable connection.

                                                                  December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------

     Balance as of January 1....................................     --   4,220
     Addition: connection charges received from clients.........  4,697   2,445
     Less: release to income statement..........................   (477)   (324)
                                                                  -----   -----
     Balance end of period......................................  4,220   6,341
                                                                  =====   =====

10.  SHORT TERM DEBT PAYABLE TO SHAREHOLDER

     Relates to loans provided by NUON for financing fixed assets. The interest rate charged in 1997 was 6.5% (1996: 6.35%).

11.  MINORITY INTEREST

     The movements in the minority interest can be summarized as follows:

                                                                  December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------

     Balance as of January 1....................................  2,099   1,820
     Changes of minority interest held by third party...........     --   1,184
     Less: share third parties in income........................   (279)   (683)
                                                                  -----   -----
     Balance end of period......................................  1,820   2,321
                                                                  =====   =====

12.  COMMITMENTS AND CONTINGENT LIABILITIES

LEASES

     TeleKabel has commitments for leasing of company cars amounting to NLG 928 yearly as per December 31, 1997. Maximum maturity period of the lease agreements is four years.

OTHER COMMITMENTS

     In 1997 TeleKabel had other commitments on account of acquisitions. These commitments were not material.

STATEMENT OF LIABILITY

     TeleKabel and some subsidiaries can be held liable to a number of group companies included in the consolidation, as meant by Article 403, Part 9, Book 2 of the Dutch Civil Code. As partner in a partnership firm, one of the group companies can be held liable for the commitments of this firm. The maximum risk amounts to NLG 100.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


FISCAL UNITY

     Until December 31, 1997, TeleKabel and NUON were included in the same entity for value added tax and income tax purposes. TeleKabel is severally liable for the material tax debts of the fiscal entity.

LEGAL

     The Company is not a party to any material legal proceedings, nor is it currently aware of any material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

13. INCOME TAXES

     Until October of 1996 the Company did not have an obligation to pay income taxes, as it was a wholly owned subsidiary of a Dutch local government institution. As a result of changed shareholders of TeleKabel's parent company, in Dutch tax laws the Company is subject to Dutch income taxes since October 10, of 1996. The Company is in discussion with the Dutch tax authorities regarding the tax basis of its assets and liabilites. Based on current best estimates of the outcome of these discussions the Company believes that the tax basis of the Company's assets and liabilities will not differ significantly from their bookvalues.

14.  SUBSEQUENT EVENTS

     During 1998 the Company surrendered its interest in TeleKabel Zoetermeer B.V. and the remaining 52.5% share in Kabelexploitatie Maatschappij Rijnland B.V.in exchange for shares in CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wychen B.V., CAI-Dodewaard B.V and CAI-Almere B.V., CAI-Dronten B.V., and CAI-Lelystad B.V. as part of the Casema transaction (see note 3).

     Early 1998, NUON and United Pan-Europe Communications N.V. ("UPC") signed the merger documents to combine their cable network activities in The Netherlands. The companies completed the merger on August 6, 1998. As a result, the TeleKabel shares have been transferred to the newly incorporated holding company named United TeleKabel Holding N.V.

     On January 19, 1999, UPC agreed to purchase NUON's 49% ownership interest in UTH, increasing its ownership in UTH to 100%. The transaction will close concurrent with the completion of an IPO, or failing such IPO, on or before November 30, 1999.

15.  DIFFERENCES  BETWEEN  GENERALLY  ACCEPTED  ACCOUNTING   PRINCIPLES  IN  THE
     NETHERLANDS AND THE UNITED STATES

     The Company's consolidated financial statements are prepared in accordance with Dutch GAAP, which differs in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The material differences as they apply to the Company are summarized below:

(a)  DEPRECIATION OF FIXED ASSETS

     Under Dutch GAAP the Company depreciates its cable network assets using the annuity method of depreciation. Under US GAAP cable network assets are depreciated on a straight line basis.

(b)  ACCOUNTING FOR INVESTMENTS IN AFFILIATES

     Under Dutch GAAP the Company records certain of its investments in affiliates in which it holds an interest of 20% to 50% at the historical cost of the investment (see Note 2). Under US GAAP these investments are accounted for using the equity method of accounting.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


(c)  ACCRUED SUBSCRIBER FEES

     Under Dutch GAAP the Company created an accrual for subscriber fees on the acquisition balance sheet of the cable network in Leiderdorp. Monthly subscription fees for subscribers in this area were lower than fees charged to customers in other areas. The Company created an accrual, to be released over the useful life of the cable network, which results in the equalization of cable revenues. Under US GAAP this accrual was not recorded resulting in a decrease of the amount of goodwill paid for the cable network.

     Reconciliation of net (loss)/profit (in thousands of Dutch guilders):

                                                   4 months and
                                                   9 days period  Years ended
                                                       ended      December 31,
                                                   December 31,  --------------
                                                       1995       1996    1997
                                                   ------------- ------  ------

Net income/(loss) under Dutch GAAP................    (2,385)    (4,917)  2,890
US GAAP adjustment:
Depreciation on a straight line basis.............        --     (6,477) (8,631)
Equity accounting for affiliates..................        --        250  (6,540)
Accrued subscriber fees:
Goodwill amortization.............................        --         86      86
Release of subscriber accrual.....................        --       (258)   (258)
Income tax effect of US GAAP adjustments..........        --      2,327   3,081
                                                      ------     ------  ------
Net income/(loss) under US GAAP...................    (2,385)    (8,989) (9,372)
                                                      ======     ======  ======

                                                                 December 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
     Reconciliation of shareholder's equity:

Total shareholders' equity under Dutch GAAP................    245,052  247,942
US GAAP adjustment:
Depreciation on a straight line basis......................     (6,477) (15,108)
Equity accounting for affiliates...........................        250   (6,290)
Accrued subscriber fees:
Goodwill...................................................         86      172
Accrued subscriber fees....................................       (258)    (516)
Income tax effect of US GAAP adjustments...................      2,327    5,408
                                                               -------  -------
Total shareholder's equity under US GAAP...................    240,980  231,608
                                                               =======  =======

                             N.V. TELEKABEL BEHEER

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
          (in thousands of Dutch guilders, except for per share data)


                                                                  September 30,
                                                                      1998
                                                                  -------------
                             ASSETS
Current assets
  Cash and cash equivalents......................................        856
  Subscriber receivables, net....................................     59,549
  Inventory......................................................      3,687
                                                                     -------
    Total current assets.........................................     64,092
Tangible fixed assets, net.......................................    625,116
Intangible assets, net...........................................    242,036
Long term investments............................................      1,327
                                                                     -------
    Total assets.................................................    932,571
                                                                     =======
              LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
  Accounts payable...............................................     22,689
  Deferred income................................................      4,990
  Short-term debt payable to shareholder.........................     12,410
  Related party payables.........................................    576,406
  Other payables and accrued expenses............................     78,118
                                                                     -------
    Total current liabilities....................................    694,613
Shareholders' equity
  Common stock, NLG 10 par value, 100,000 shares authorized and
   issued........................................................      1,000
  Additional paid-in capital.....................................    251,354
  Accumulated deficit............................................    (14,396)
                                                                     -------
    Total shareholder's equity...................................    237,958
                                                                     -------
    Total liabilities and shareholder's equity...................    932,571
                                                                     =======


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

                             N.V. TELEKABEL BEHEER

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE 9 MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                        (in thousands of Dutch guilders)


                                                                  For the
                                                             Nine Months Ended
                                                               September 30,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------

Service and other revenue...................................   99,313   111,720
Operating expenses:
  Purchases relating to sales...............................  (13,582)  (16,993)
  Personnel expenses........................................  (13,422)  (14,999)
  Depreciation and amortization.............................  (23,681)  (34,758)
  Other operating expenses..................................  (28,639)  (27,560)
                                                             --------  --------
Net operating (loss) income.................................   19,989    17,410
  Equity results in associates..............................      (20)      (64)
  Interest expense, related party...........................  (18,737)  (27,331)
  Other income/(expense), net...............................      (39)        0
                                                             --------  --------
Income/(loss) before and after income taxes.................    1,193    (9,985)
  Minority interests in subsidiaries........................      312         0
                                                             --------  --------
Net income/(loss)...........................................    1,505    (9,985)
                                                             ========  ========


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

                             N.V. TELEKABEL BEHEER

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
               FOR THE 9 MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                        (in thousands of Dutch guilders)


                                                      For the Nine Months Ended
                                                            September 30,
                                                      --------------------------
                                                        1997             1998
                                                      --------         ---------

Net cash flows from operating activities..........      43,855          47,537
                                                      --------         -------
Cash flows from investing activities:
Capital expenditures..............................    (244,409)       (139,861)
New acquisitions, net of cash acquired............           0               0
                                                      --------        --------
Net cash flows from investing activities..........    (244,409)       (139,861)
                                                      --------        --------
Cash flows from financing activities:
Proceeds from short-term debt to parent company...     200,554          75,715
                                                      --------        --------
Net cash flows from financing activities..........     200,554          75,715
                                                      --------        --------
Net increase (decrease) in cash and cash
 equivalents......................................          --         (16,609)
Cash and cash equivalents at beginning of period..          --          17,465
                                                      --------        --------
Cash and cash equivalents at end of period........          --             856
                                                      ========        ========





    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

                             N.V. TELEKABEL BEHEER

       NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                        (in thousands of Dutch guilders)

1.   BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included herein for the year ended December 31, 1997.

2.   SIGNIFICANT ACQUISITIONS AND DIVESTITURES

     During 1998 the Company surrendered its interest in TeleKabel Zoetermeer B.V. and the remaining 52.5% of the shares in Kabelexploitatie Maatschappij Rijnland B.V. in exchange for shares in CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wychen B.V., CAI-Dodewaard B.V, CAI-Almere B.V., CAI-Dronten B.V. and CAI-Lelystad B.V. as part of the Casema transaction.

     Early 1998, NUON and United Pan-Europe Communications N.V. ("UPC") signed the merger documents to combine their cable network activities in the Netherlands. The companies completed the merger on August 6, 1998. As a result, the TeleKabel shares have been transferred to the newly incorporated holding company named United TeleKabel Holding N.V.

     On January 19, 1999, UPC agreed to purchase NUON's 49% ownership interest in UTH, increasing its ownership in UTH to 100%. The transaction will close concurrent with the completion of an IPO, or failing such IPO, on or before November 30, 1999.

3.   DIFFERENCES  BETWEEN  GENERALLY   ACCEPTED  ACCOUNTING  PRINCIPLES  IN  THE
     NETHERLANDS AND THE UNITED STATES

     The Company's consolidated financial statements are prepared in accordance with Dutch GAAP, which differs in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The material differences as they apply to the Company are summarized below:

(a)  DEPRECIATION OF FIXED ASSETS

     Under Dutch GAAP the Company depreciated its cable network assets using the annuity method of depreciation. Under US GAAP cable network assets are depreciated on a straight line basis.

(b)  ACCOUNTING FOR INVESTMENTS IN AFFILIATES

     Under Dutch GAAP the Company records certain of its investments in affiliates in which it holds an interest of 20% to 50% at the historical cost of the investment (see Note 2 of the 1997 figures). Under US GAAP these investments are accounted for using the equity method of accounting.

                             N.V. TELEKABEL BEHEER

     NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS --
                                   (Continued)
                        (in thousands of Dutch guilders)


(c)  ACCRUED SUBSCRIBER FEES

     Under Dutch GAAP the Company created an accrual for subscriber fees on the acquisition balance sheet of the cable network in Leiderdorp. Monthly subscription fees for subscribers in this area were lower than fees charged to customers in other areas. The Company created an accrual, to be released over the usefull life of the cable network, which results in the equalization of cable revenues. Under US GAAP this accrual was not recorded resulting in a decrease of the amount of goodwill paid for the cable network.

     Reconciliation of net (loss)/profit (in thousands of Dutch guilders):

                                                                    For the
                                                                  Nine Months
                                                                     Ended
                                                                 September 30,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------

Net income/(loss) under Dutch GAAP..............................  1,505  (9,985)
US GAAP adjustment:
Depreciation on a straight line basis........................... (6,473) (8,197)
Equity accounting for affiliates................................ (4,905)  6,290
Goodwill amortization...........................................     65    (172)
Release of subscriber accrual...................................   (194)    516
Income tax effect of US GAAP adjustments........................  2,311   2,748
                                                                 ------  ------
Net income/(loss) under US GAAP................................. (7,691) (8,800)
                                                                 ======  ======

     Reconciliation of shareholders' equity:

                                                                    As of
                                                              September 30, 1998
                                                              ------------------

Total shareholders' equity under Dutch GAAP..................      237,958
US GAAP adjustment:
Depreciation on a straight line basis........................      (23,305)
Equity accounting for affiliates.............................
Income tax effect of US GAAP adjustments.....................        8,156
                                                                   -------
Total shareholders' equity under US GAAP.....................      222,809
                                                                   =======

                 PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA

     In  August  1998,  we and a Dutch  energy  company,  NUON,  created  United
Telekabel Holding by contributing each of our interests in Dutch cable television systems to the new company. We refer to the creation of UTH as the "UTH Transaction". We contributed our 100% interest in CNBH and our 50% interest in A2000. NUON contributed its 100% interest in N.V. TeleKabel Beheer. We held 51% of UTH, with NUON owning the remaining 49%. Effective August 1998, we deconsolidated our assets contributed to UTH and accounted for our interest in UTH under the equity method. See note 3 to the audited consolidated financial statements included in this prospectus for more information on this. In January 1999, we agreed to purchase NUON's 49% ownership interest in UTH, increasing our ownership of UTH to 100%, for NLG487.6 million, plus interest at 5.5% compounded annually from January 1, 1998. In addition, we will purchase from NUON a NLG33.0 million subordinated loan dated December 23, 1998, and owed by UTH to NUON, plus interest on the loan at 5.5% from December 23, 1998 until the closing date. We refer to the purchase of NUON's 49% interest in UTH as the "NUON Transaction". The NUON Transaction is expected to close in February 1999. Upon closing of the NUON Transaction, we will consolidate 100% of the results of UTH. See "Corporate Ownership Structure -- The Netherlands -- UTH".

     The pro forma consolidated condensed balance sheet and statements of operations and notes thereto do not purport to represent what our results of operations would actually have been if such transactions had in fact occurred on such dates.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable. The unaudited pro forma consolidated condensed financial information and accompanying notes should be read in conjunction with our audited consolidated financial statements and the notes thereto, and other financial information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations", included in this prospectus.

     The following unaudited pro forma consolidated condensed balance sheet gives effect to the NUON Transaction as if it had occurred on September 30, 1998. In accordance with the terms of the purchase agreement for the acquisition of NUON's 49% interest in UTH and based on offering proceeds of NLG2,556 million, the purchase price, including NLG33 million subordinated note and related interest, will be funded with approximately NLG506.8 million in cash proceeds from this offering and the remaining amount totaling approximately NLG44.2 million would be satisfied six months after closing of the NUON Transaction by an issuance of our ordinary shares to NUON or, at our option, in cash. If an offering is not consummated, the purchase agreement requires settlement of the entire purchase price in cash. The unaudited pro forma effects on the balance sheet assume this offering is not consummated and include (1) elimination of our equity investment in UTH, (2) the purchase of the remaining 49% interest in UTH, including the purchase price allocation related to the acquisition, and (3) additional debt assuming that the acquisition of the remaining 49% ownership interest in UTH would be funded with debt.

                                                As of September 30, 1998
                                            -----------------------------------
                                                          NUON
                                            Historical Transaction    Pro Forma
Consolidated Condensed Balance Sheet:       ---------- -----------    ---------
                                             (Dutch guilders, in thousands)
ASSETS:
Cash and cash equivalents.................     44,340       2,562        46,902
Restricted cash...........................      9,265          --         9,265
Subscriber receivables, net...............     12,369      13,810        26,179
Costs to be reimbursed by affiliated
 companies, net...........................     25,369          --        25,369
Other current assets......................     54,174      69,527       123,701
                                            ---------   ---------     ---------
 Total current assets.....................    145,517      85,899       231,416
Marketable equity securities of parent, at
 fair value...............................     58,025          --        58,025
Investments in and advances to affiliated
 companies, accounted for under the equity
 method, net .............................    365,724     (63,270)(1)   302,454
Property, plant and equipment, net........    527,069     779,629     1,306,698
Goodwill and other intangible assets,
 net......................................    642,629     683,820 (2) 1,326,449
Deferred financing costs, net.............     22,142          --        22,142
Non-current restricted cash and other
 assets...................................     52,750          --        52,750
                                            ---------   ---------     ---------
 Total assets.............................  1,813,856   1,486,078     3,299,934
                                            =========   =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable, accrued liabilities and
 other current liabilities ...............    198,513     132,850       331,363
Short-term debt...........................     34,020     257,500(3)    291,520
Notes payable.............................    156,030          --       156,030
Current portion of long term debt ........    113,519     579,009       692,528
                                            ---------   ---------     ---------
 Total current liabilities................    502,082     969,359     1,471,441
Long-term debt............................  1,001,081     481,592(4)  1,482,673
Deferred taxes and other long-term
 liabilities..............................     52,642      35,127        87,769
                                            ---------   ---------     ---------
 Total liabilities........................  1,555,805   1,486,078     3,041,883
                                            ---------   ---------     ---------
Minority interest in subsidiaries.........     34,265          --        34,265
                                            ---------   ---------     ---------
Shareholders' equity......................    223,786          --       223,786
                                            ---------   ---------     ---------
Total liabilities and shareholders'
 equity...................................  1,813,856   1,486,078     3,299,934
                                            =========   =========     =========
---------
(1) Represents the net decrease in investments in and advances to affiliated companies as a result of the NUON Transaction:

     De-consolidation of UPC's historical investments in and
       advances to UTH...........................................  NLG(248,791)
     Consolidation of historical UTH investments in and advances to affiliated companies...................................  NLG 185,521
                                                                   -----------
                                                                   NLG (63,270)
                                                                   ===========

(2)  Represents the increase in goodwill as a result of the NUON Transaction:

     Consolidation of historical UTH goodwill.....................  NLG403,629
     Additional pro forma goodwill related to the NUON
      Transaction.................................................  NLG280,191
                                                                    ----------
                                                                    NLG683,820
                                                                    ==========

(3) Represents the increase in short-term debt for the portion of the seller financing from NUON due no later than November 30, 1999 incurred in connection with the NUON Transaction.

(4)  Represents  the  increase  in  long-term  debt  as a  result  of  the  NUON
     Transaction:

     Consolidation of historical UTH long-term debt................  NLG224,092
     Seller financing due December 31, 2000........................  NLG257,500
                                                                     ----------
                                                                     NLG481,592
                                                                     ==========

                                                          For the Nine Months Ended September 30, 1998
                                                 --------------------------------------------------------------
                                                                      UTH            NUON
                                                  Historical      Transaction    Transaction(1)    Pro Forma
                                                 ------------    -------------  ---------------  --------------
                                                      (Dutch guilders, in thousands except per share data)
Consolidated Condensed Statement of Operations:
Service and other revenue......................      305,237        (31,146)        154,563          428,654
Operating expense..............................      (97,472)         6,123         (48,708)        (140,057)
Selling, general and administrative
 expense.......................................     (132,466)         5,062         (34,898)        (162,302)
Depreciation and amortization..................     (137,231)        13,794         (74,371)        (197,808)
                                                  ----------        -------         -------       ----------
Net operating loss.............................      (61,932)        (6,167)         (3,414)         (71,513)
Interest income................................        4,621            (48)             48            4,621
Interest expense...............................      (73,137)         5,709         (55,991)        (123,419)
Provision for loss on investment related
 costs.........................................           --             --              --               --
Foreign exchange gain (loss) and other
 expense.......................................        6,609             --              --            6,609
                                                  ----------        -------         -------       ----------
Net loss before income taxes and other items...     (123,839)          (506)        (59,357)        (183,702)
Share in results of affiliated companies,
 net...........................................      (42,167)         8,250          (2,741)         (36,658)
Minority interests in subsidiaries.............       (3,820)            --              --           (3,820)
Income tax benefit (expense)...................          413         (1,696)          1,696              413
                                                  ----------        -------         -------       ==========
Net loss.......................................     (169,413)         6,048         (60,402)        (223,767)
                                                  ==========        =======         =======       ==========
Basic and diluted net loss per
 ordinary share(2).............................        (2.36)                                          (3.12)
                                                  ==========                                      ==========
Weighted-average number of ordinary shares
 outstanding...................................   71,801,865                                      71,801,865
                                                  ==========                                      ==========
Supplemental basic and diluted net loss per
 ordinary share(2).............................                                                        (1.69)
                                                                                                  ==========
Supplemental weighted- average number of
 ordinary shares outstanding...................                                                   93,963,427
                                                                                                  ==========

     The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 gives effect to (1) UIH's acquisition of Philips' 50% interest in us in December 1997, which we refer to as the "UPC Acquisition", as if it had occurred as of January 1, 1997 and (2) the UTH Transaction and the NUON Transaction, as if both had occurred as of January 1, 1997.

     The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1998 gives effect to the UTH Transaction and the NUON Transaction, as if both had occurred as of January 1, 1997. The column titled "UTH Transaction" gives pro forma effect to (1) the deconsolidation of the results of operations for the assets contributed to UTH which are included in our historical results of operations, (2) our 51% of the results of operations of UTH on the equity method of accounting, and (3) additional amortization expense related to our excess basis in our equity investment in UTH.

                                                                    For the Year Ended December 31, 1997
                                                 -------------------------------------------------------------------------
                                                                            Pro Forma Adjustments
                                                                        -----------------------------
                                                                      UPC             UTH           NUON
                                                  Historical      Acquisition(3)  Transaction   Transaction(1)   Pro Forma
                                                 ------------    -------------    ------------  --------------   ---------
                                                            (Dutch guilders, in thousands except per share data)
Consolidated Condensed Statement of Operations:
Service and other revenue......................     337,155              --          (18,386)       155,619        474,388
Operating expense..............................    (111,919)             --            4,120        (47,903)      (155,702)
Selling, general and administrative
 expense.......................................    (114,024)             --            3,830        (39,512)      (149,706)
Depreciation and amortization..................    (132,888)        (26,032)(4)        8,136        (66,391)      (217,175)
                                                 ----------         -------          -------        -------     ----------
Net operating loss.............................     (21,676)        (26,032)         (2,300)          1,813        (48,195)
Interest income................................       6,512              --            (144)            144          6,512
Interest expense...............................     (70,738)        (12,483)(5)       3,757         (58,292)      (137,756)
Provision for loss on investment
 related costs.................................     (18,888)             --              --              --        (18,888)
Foreign exchange gain (loss) and other
 expense.......................................     (41,160)          8,441 (6)          --              --        (32,719)
                                                 ----------         -------         -------         -------      ----------
Net loss before income taxes and other items...    (145,950)        (30,074)          1,313         (56,335)      (231,046)
Share in results of affiliated companies,
 net...........................................     (10,637)         (8,169)(7)       9,351         (14,082)       (23,537)
Minority interests in subsidiaries.............         152              --              --             683            835
Income tax benefit (expense)...................       1,649              --          (1,454)          4,535          4,730
                                                 ----------         -------          ------         -------     ----------
Net loss.......................................    (154,786)        (38,243)          9,210         (65,199)      (249,018)
                                                 ==========         =======          ======         =======     ==========
Basic and diluted net loss per ordinary
 share(2)......................................       (1.92)                                                         (3.47)
                                                 ==========                                                     ==========
Weighted-average number of ordinary shares
 outstanding...................................  80,488,992                                                     71,801,865
                                                 ==========                                                     ==========
Supplemental basic and diluted net loss per
 ordinary share(2).............................                                                                      (1.77)
                                                                                                                ==========
Supplemental weighted-average number of
 ordinary shares outstanding...................                                                                 93,963,427
                                                                                                                ==========

---------

(1) In accordance with the terms of the purchase agreement for the acquisition of NUON's 49% interest in UTH and based on gross offering proceeds of NLG2,556 million, the purchase price of NLG515 million plus the NLG33 million subordinated note and related interest will be funded by approximately NLG507 million in cash proceeds from this offering and the remaining amount totaling approximately NLG44 million would be satisfied six months after closing of the NUON Transaction by an issuance of our ordinary shares to NUON or, at our option, cash. If an offering is not consummated, the purchase agreement requires settlement of the entire purchase price in cash. These pro formas have been prepared assuming an offering is not completed and we must settle the entire purchase price in cash. Accordingly, the pro forma consolidated condensed balance sheet assumes acquisition debt of approximately NLG515 million and the pro forma consolidated condensed statement of operations reflects interest expense at an annual rate of 5.5%.

          The following pro forma consolidated condensed statements of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 give effect to the components related to the NUON
     Transaction:

                                                              September 30, 1998
                                       -------------------------------------------------------------------
                                                      Telekabel
                                        UPC Assets      Beheer          UTH       Pro Forma       NUON
                                       Historical(a) Historical(a) Historical(b) Adjustments   Transaction
                                       ------------- ------------- ------------- -----------   -----------
     Consolidated Statement of
      Operations:
     Revenue.........................      31,146        86,919        36,498           --       154,563
     Operating expense...............      (6,123)      (29,142)      (13,443)          --       (48,708)
     Selling, general and
      administrative expense.........      (5,062)      (22,099)       (7,737)          --       (34,898)
     Depreciation and amortization...     (13,794)      (32,128)      (14,730)     (13,719)(c)   (74,371)(g)
                                          -------       -------       -------      -------       -------
     Net operating loss..............       6,167         3,550           588      (13,719)       (3,414)
     Interest income.................          48            --            --           --            48
     Interest expense................      (5,709)      (21,227)       (7,811)     (21,244)(d)   (55,991)
     Provision for loss on investment
      related costs..................          --            --            --           --            --
     Foreign exchange gain (loss) and
      other expense..................          --            --            --           --            --
                                          -------       -------       -------      -------       -------
     Net loss before income taxes and
      other items....................         506       (17,677)       (7,223)     (34,963)      (59,357)
     Share in results of affiliated
      companies, net.................     (26,630)        6,237        (9,053)      26,705 (e)    (2,741)
     Minority interests in
      subsidiaries...................          --            --            --           --            --
     Income tax benefit (expense)....       1,696            --            --           --         1,696
                                          -------       -------       -------      -------       -------
     Net loss........................     (24,428)      (11,440)      (16,276)      (8,258)      (60,402)
                                          =======       =======       =======      =======       =======

                                                December 31, 1997
                               -----------------------------------------------------
                                               Telekabel
                                UPC Assets      Beheer      Pro Forma       NUON
                               Historical(a) Historical(a) Adjustments   Transaction
                               ------------- ------------- -----------   -----------
     Consolidated Statement
      of Operations:
     Revenue.................      18,386       137,233           --       155,619
     Operating expense.......      (4,120)      (43,783)          --       (47,903)
     Selling, general and
      administrative
      expense................      (3,830)      (35,682)          --       (39,512)
     Depreciation and
      amortization...........      (8,136)      (39,963)     (18,292)(c)   (66,391)(g)
                                  -------       -------      -------       -------
     Net operating loss......       2,300        17,805      (18,292)        1,813
     Interest income.........         144            --           --           144
     Interest expense........      (3,757)      (26,210)     (28,325)(d)   (58,292)
     Provision for loss on
      investment related
      costs..................          --            --           --            --
     Foreign exchange gain
      (loss) and other
      expense................          --            --           --            --
                                  -------       -------      -------       -------
     Net loss before income
      taxes and other items..      (1,313)       (8,405)     (46,617)      (56,335)
     Share in results of
      affiliated companies,
      net....................     (28,996)       (4,731)      19,645 (f)   (14,082)
     Minority interests in
      subsidiaries...........          --           683           --           683
     Income tax benefit
      (expense)..............       1,454         3,081           --         4,535
                                  -------       -------      -------       -------
     Net loss................     (28,855)       (9,372)     (26,972)      (65,199)
                                  =======       =======      =======       =======

     (a) Represents the historical results of operations for the net assets contributed by UPC and NUON to UTH for the seven months ended July 31, 1998 and the year ended December 31, 1997.
     (b) Represents the historical results of operations of UTH for the two months ended September 30, 1998.
     (c) Represents additional amortization as a result of the step-up in basis of Telekabel Beheer recorded under purchase accounting in connection with the NUON Transaction. The excess basis will be amortized over 15 years.
     (d) Represents additional interest expense as a result of the debt incurred by UPC for the acquisition of NUON's interest in UTH for the nine months ended September 30, 1998 and the year ended December 31, 1997.
     (e)  Represents the following:

          Elimination of pro forma share of results recorded for the UTH
           Transaction representing UPC's 51% interest in UTH for the seven months ending July 31, 1998................................  18,293
          Elimination of pro forma amortization of basis difference in
           UPC's investment in UTH recorded for the UTH Transaction.........     111
          Elimination of equity pick-up recorded in UPC historical results for its share in the results of UTH for the two months ending
           September 30, 1998...............................................   8,301
                                                                              ------
                                                                              26,705
                                                                              ======

     (f)  Represents the following:

          Elimination of pro forma share of results recorded for the UTH
           Transaction representing UPC's 51% interest in UTH for the twelve months ending December 31, 1997........................... 19,496
          Elimination of pro forma amortization of basis difference in
           UPC's investment in UTH recorded for the UTH Transaction.........    149
                                                                             ------
                                                                             19,645
                                                                             ======

     (g) The expected useful lives of the assets acquired by UPC in the NUON Transaction are as follows:

          Cable distribution networks...............................  7-20 years
          Subscriber installation costs and converters..............     5 years
          Office equipment, furniture and fixtures..................   3-8 years
          Buildings and leasehold improvements...................... 20-33 years
          Other.....................................................  3-10 years
          Goodwill and intangible assets............................ 15-20 years


(2) "Basic and diluted loss per ordinary share" is determined by dividing net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during each period. Supplemental basic and diluted net loss per ordinary share gives pro forma effect to a reduction of debt related interest expense for that debt that will be paid down from offering proceeds. In addition, the number of pro forma outstanding shares has been increased for the proceeds necessary to reduce the debt.
(3) In connection with the UPC Acquisition, our net assets acquired by UIH were recorded at fair market value based on the purchase price paid by UIH. As a result of our becoming essentially wholly owned by UIH, certain purchase accounting adjustments, along with UIH's investment in us including existing basis differences, were pushed down to our financial statements and a new basis of accounting was established for our net assets. The pro forma effects on the statement of operations for the year ended December 31, 1997 include (1) additional depreciation and amortization related to the step-up in basis in tangible assets and the excess of the purchase price over Philips' interest in our net assets, (2) the increase in interest expense from the senior revolving credit and bridge bank facility incurred to finance UIH's acquisition of Philips' interest in us, as well as foreign exchange loss on our U.S. dollar-denominated bridge bank facility, (3) elimination of historical interest expense and the related foreign exchange loss on the U.S. dollar-denominated pay-in-kind convertible notes and (4) elimination of historical interest expense on those existing credit facilities that were refinanced through the proceeds from the senior revolving credit and bridge bank facilities.

(4) Represents additional depreciation and amortization as a result of the step-up in basis of property, plant and equipment, license costs and goodwill as a result of the UPC Acquisition for the period from January 1, 1997 through December 11, 1997. The step-up in basis is being amortized over 15 years. As a result of the UPC Acquisition and associated push-down of UIH basis, the net assets of UPC were adjusted to reflect UIH's net investment in us as of the acquisition date. The new basis will be depreciated or amortized over the remaining useful lives of the assets.
(5)  Represents  the net  increase  in  interest  expense as a result of the UPC
     Acquisition:

     Elimination of historical interest expense on the pay-in-kind
      convertible notes..............................................   28,743
     Elimination of historical interest on refinanced credit
      facilities.....................................................   19,700
     Additional interest expense on the senior revolving credit facility (assuming borrowings of NLG786,000 at an interest rate of 5.5%).......................................................  (40,828)
     Additional interest expense on the bridge bank facility
      (assuming borrowings of NLG224,000 at an interest rate of
      9.5%)..........................................................  (20,098)
                                                                       -------
                                                                       (12,483)
                                                                       =======

(6) Represents the net decrease in foreign exchange loss as a result of the UPC Acquisition.

     Elimination of historical foreign exchange loss of the pay-in-
      kind convertible notes.........................................   43,441
     Pro Forma foreign exchange loss on the bridge bank facility.....  (35,000)
                                                                       =======
                                                                         8,441
                                                                       =======

(7) Represents the net increase on share results of affiliated companies as a result of the amortization of the step-up in basis of investments in and advances to affiliated companies accounted for under the equity method as a result of the UPC Acquisition. The excess basis attributable to investments in and advances to affiliated companies is being amortized over 15 years.